                                            Exhibit 10.3

Award Recipient:	Grant Date: February 25, 2015

Dear :

Re: Long-Term Executive Cash Incentive Award 2015

I am pleased to inform you that SpartanNash Company (“SpartanNash” or the “Company”) has awarded to you the opportunity to earn multi-year cash incentive compensation under the Company’s Executive Cash Incentive Plan of 2010 (the “Plan”) as described in this letter. By accepting this award, you agree that the award is subject to the terms and conditions of this letter and the Plan (which are incorporated into this letter by reference). If there is any conflict between the terms of the Plan and this letter, the terms of the Plan will control. Capitalized terms not defined in this letter have the meanings given to them in the Plan.

1.    Target Award Amount. Your threshold, target and maximum Long-Term Cash Incentive Award opportunity will be communicated to you separately. As discussed in more detail below, your Long-Term Cash Incentive Award, if any, will be paid with respect to each of the performance measurements described below if SpartanNash achieves at least the threshold level of performance specified by the Compensation Committee in the Performance Period for that performance measurement, and you satisfy the other requirements discussed in this letter.

2.    Performance Measurements and Performance Period.

a)

Metrics. The amount of the Long-Term Cash Incentive Award paid to you will be determined by SpartanNash’s performance with respect to three performance measurements: Earnings Per Share (“EPS”), net sales, and consolidated Adjusted EBITDA. Forty percent (40%) of your Long-Term Cash Incentive Award will be based on SpartanNash’s EPS performance, twenty percent (20%) will be based on SpartanNash’s net sales and forty percent (40%) will be based on consolidated Adjusted EBITDA.

b)

Performance Measurement. For each of the metrics listed in paragraph (a) above, performance will be measured as of the fiscal year ending December 30, 2017 (“FYE 12/30/17”). As used in this letter, “Performance Period” means the period beginning on January 4, 2015 and ending on December 30, 2017.

c)	Summary. The award is summarized on the following table:

Performance Measurement	Percentage of Long-Term Cash Incentive Award
EPS[1]	40%
Net Sales[2]	20%
Consolidated Adjusted EBITDA[3]	40%

[1]	EPS means Diluted Earnings per Share on a Consolidated Net Earnings (adjusted for items not representative of ongoing operations) basis.

[2]	Net sales will be calculated based on the GAAP financial statements of the Company. In making this calculation, however, fuel sales will be adjusted using a pre-determined sales price per gallon sold.

[3]

Consolidated adjusted EBITDA is a non-GAAP operating financial measure that is defined as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of SpartanNash and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

3.    Performance Goals and Payouts. Your Long-Term Cash Incentive Award will be determined according to the matrices presented below. The levels of performance for EPS, net sales and consolidated Adjusted EBITDA have been established by the Compensation Committee and will be communicated to you separately. No Long-Term Cash Incentive Award will be paid with respect to a performance measurement unless SpartanNash achieves the threshold level of performance for that performance measurement.

EPS

	Performance	Payout
Level	% of EPS Goal	% of Target
—	<80.0%	0.0%
Threshold	80.0%	10.0%
—	85.0%	32.5%
—	90.0%	55.0%
—	95.0%	77.5%
Target	100.0%	100.0%
—	104.0%	124.5%
—	108.0%	149.1%
—	112.0%	173.6%
Maximum	≥116.3%	200.0%

Net Sales

	Performance	Payout
Level	% of Net Sales Goal	% of Target
—	<90.0%	0.0%
Threshold	90.0%	50.0%
—	92.5%	62.5%
—	95.0%	75.0%
—	97.5%	87.5%
Target	100.0%	100.0%
—	101.5%	125.0%
—	103.0%	150.0%
	104.5%	175.0%
Maximum	≥106.0%	200.0%

Consolidated Adjusted EBITDA

	Performance
Level	% of Consolidated Adjusted EBITDA Goal	Payout % of Target
—	<90.0%	0.0%
Threshold	90.0%	50.0%
—	92.5%	62.5%
—	95.0%	75.0%
—	97.5%	87.5%
Target	100.0%	100.0%
—	101.3%	125.0%
—	102.5%	150.0%
—	103.8%	175.0%
Maximum	≥105.0%	200.0%

If SpartanNash’s actual performance achieved for EPS, net sales or consolidated Adjusted EBITDA exceeds the threshold level and falls between specified levels, then the percentage of the Target Award that will be paid will be determined by interpolation. The evaluation of EPS, net sales and consolidated Adjusted EBITDA performance will exclude the events or their effects set forth in Section 5.3 (a) through (h) of the Plan.

4.    No Additional Vesting Period. Your Long-Term Cash Incentive Award is earned based on the value of EPS, net sales and consolidated Adjusted EBITDA as measured at FYE 12/30/17. Each component of your Long-Term Cash Incentive Award earned according to the matrices above, if any, will not be subject to any additional vesting period following the Performance Period.

5.    Effect of Termination of Employment. Except as provided in this Section 5 and Section 6 below, if your employment with SpartanNash is terminated for any reason before the end of the Performance Period, you will forfeit any unearned Long-Term Cash Incentive Award. If your employment with SpartanNash terminates for retirement, death or total disability, your eligibility for a Long-Term Cash Incentive Award will be determined in accordance with the following table:

Timing of Termination
Reason for Termination	More than 12 Months Remaining until the end of the Performance Period	12 Months or Less Remaining until the end of the Performance Period	After Performance Period but before payment date

Death or Total Disability

Your Target Award will be paid on a pro-rata basis based on the number of full weeks you were employed during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of your death or total disability.

Following the completion of the Performance Period, any earned Long-Term Cash Incentive Award will be paid based on actual performance results on a pro-rata basis based on the number of full weeks you were employed during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

Any earned Long-Term Cash Incentive Award will be paid in full no later than the 15th day of the third month following the date of your death or total disability.

Retirement

Your Long-Term Cash Incentive Award, if any, will be the amount you would have earned had you remained employed with SpartanNash until the end of the Performance Period based on actual performance results, paid on a pro-rated basis for the number of full weeks you were employed during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

Your Long-Term Cash Incentive Award, if any, will be the amount you would have earned had you remained employed with SpartanNash until the end of the Performance Period based on actual performance results, paid on a pro-rated basis for the number of full weeks you were employed during the Performance Period. The Incentive Award will be paid no later than the 15th day of the third month following the date of the end of the Performance Period.

Any earned Long-Term Cash Incentive Award will be paid in full no later than the 15th day of the third month following the date of your retirement.

6.    Change in Control.

a)

Before the end of the Performance Period. Upon a Change in Control of SpartanNash (as defined in the Plan) before the end of the Performance Period, provided that you are employed by SpartanNash on the effective date of the Change in Control, you will earn an Incentive Award equal to the greater of the Target Award or the projected Incentive Award (with the projected Incentive Award to be calculated by estimating the Company’s expected performance with respect to EPS, net sales and consolidated Adjusted EBITDA for the Performance Period based on the Company’s performance in the then-current fiscal year as of the date of the Change in Control projected out through the end of the Performance Period), to be paid on a pro-rata basis for the number of full weeks completed in the Performance Period prior to the Change in Control. The Incentive Award will be paid no later than the 15th day of the third month following the Change in Control.

b)

After Performance Period. Upon a Change in Control following the Performance Period, any earned Incentive Award will be payable in full upon the earliest to occur of the termination of your employment for any reason, or the date that is the 15th day of the third month following the Change in Control.

7.    Executive Severance Agreement. The Long-Term Cash Incentive Award opportunity described in this letter is not subject to the provisions of your Executive Severance Agreement with the Company. In the event of a Change in Control, your right to receive any portion of the Long-Term Cash Incentive Award described in this letter will be governed exclusively by the terms and conditions of this letter, and you will not receive any additional payment for the Long-Term Cash Incentive Award under your Executive Severance Agreement.

8.    Annual Incentive Award. You will be separately notified of your eligibility to earn an annual incentive award for 2015.

9.    Compensation Committee Authority and Discretion. The Plan is administered and interpreted by the Compensation Committee of the Board of Directors. Although the Committee has authority to exercise reasonable discretion to interpret the Plan and the performance goals, it generally may not amend or waive any performance goal after the 90th day of the fiscal year. The Committee has no authority or discretion to increase any Long-Term Cash Incentive Award.

10.  Withholding. SpartanNash is entitled to withhold and deduct from your future wages (or from other amounts that may be due and owing to you from SpartanNash), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to a Long-Term Cash Incentive Award.

11.  Clawback. This award is subject to the Company’s “clawback” policy providing for the recovery of incentive compensation.

12.    Miscellaneous.

a)

This letter and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this letter, all of which shall be binding upon you.

b)	The Board may terminate, amend or modify the Plan in accordance with the terms of the Plan.

c)

This letter and the Plan shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. This letter agreement shall not be modified except in a writing executed by you and SpartanNash.

d)	This letter shall be governed by, and construed in accordance with, the laws of the state of Michigan.

Very truly yours,

/s/ Dennis Eidson

Dennis Eidson

President and Chief Executive Officer

Accepted and Agreed to:

Name

Date